Exhibit 99.1

Contact: Holly Schoenfeldt Marketing & Public Relations Manager 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Reports Financial Results for the First Quarter of 2020 Fiscal Year

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SAN ANTONIO–November 7, 2019–U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a boutique registered investment advisory firm with longstanding experience in global markets and specialized sectors, today reported a net loss of $3.6 million, or $0.24 per share loss, for the quarter ended September 30, 2019. That’s compared to a net loss of $1.1 million, or $0.08 per share loss, for the same three-month period a year earlier. The increase in loss is primarily attributable to unrealized losses on corporate investments along with a decrease in operating revenue.

Net unrealized losses on corporate investments in HIVE Blockchain Technologies Ltd. (“HIVE”) and GoldSpot Discoveries Corp. (“GoldSpot”) were major contributors to the net loss. The total unrealized losses recognized in the first fiscal quarter of 2020 amounted to approximately $3.1 million. Since fiscal year 2019, the Company records changes in unrealized gains and losses of all equity investments in investment income. Therefore, changes in these investments, whether short-term or long-term in nature, are recorded through earnings, resulting in investment income being more volatile quarter-over-quarter.

Assets under management (AUM) for the quarter ended September 30 fell in comparison to the same period a year earlier, leading to operating revenues of $904,000, down from $1.2 million in the first quarter of fiscal 2019. Average AUM for the quarter ended September 30, 2019, was $541 million versus $624 million in the prior year period, a decrease of 13.3 percent. The decrease was primarily due to shareholder redemptions.

U.S. Global Investors’ Gold Funds GOAU and USERX Attracted Healthy Fund Flows

“I’m thrilled that our quantamental gold ETF, the U.S. Global GO GOLD and Precious Metal Miners ETF (GOAU), more than tripled its assets in the 12 months ended September 30, 2019,” comments Frank Holmes, CEO and Chief Investment Officer of U.S. Global Investors. “AUM at September 30, 2019, was $33.0 million, up an incredible 230 percent from $10.0 million at September 30, 2018. GOAU continues to perform as it was designed to do, and it has beaten its peers since becoming publicly available to trade more than two years ago. We’ve been aggressively promoting the ETF through email, content marketing, live conferences, webcasts and much more.

“Our Gold and Precious Metals Fund (USERX) has also attracted healthy fund flows, with average assets growing some 32 percent, to $112.6 million in the first fiscal quarter from $85.6 million a year earlier. What’s more, USERX holds an impressive four stars overall from Morningstar as of September 30, among 65 funds in the Equity Precious Metals category.

“The mutual fund industry continues to face strong headwinds as investor appetite shifts more toward passive, lower-fee investment products such as exchange-traded funds (ETFs),” Mr. Holmes continues. “Total U.S. long-term mutual funds saw net outflows of cash in each of the three months during the quarter ended September 30, according to data from the Investment Company Institute (ICI).”

HIVE Blockchain Technologies and GoldSpot Discoveries Reported Improved Financials

Mr. Holmes provided an update on HIVE and GoldSpot:

“Although shares of HIVE and GoldSpot were suppressed by early investors of each company who’ve aggressively been liquidating their positions, they’ve recently begun to stabilize on news of strong fundamentals and firm financial footing,” Mr. Holmes explains. “Following a challenging 2019, during which it had to defend against a proxy battle, HIVE reported a healthy first fiscal quarter ended June 30, with positive net income and positive cash flow. HIVE generated net income of $5.6 million, having mined 1,331 newly minted Bitcoin during the three months.

“GoldSpot is also doing well with strong revenues from its consulting and services arms. It currently holds  artificial intelligence (AI) and machine learning geological consulting agreements with Vale S.A., Hochschild Mining and Yamana Gold, and in August, GoldSpot announced that it was engaged by Gran Colombia Gold to use machine learning to identify new drilling targets at its Segovia operations in Colombia.

“I’m a big believer in the future of AI and machine learning, and I see great things happening at GoldSpot as the technology continues to improve.”

“HIVE, I’m pleased to say, has recently appointed an exciting new director to its board, Dave Perrill. Mr. Perrill comes to HIVE having been involved in the crypto and blockchain space since its earliest years. As the CEO of Compute North and founder of two previous technology companies, Mr. Perrill has invaluable experience building data centers, and we’re thrilled that he’s joining the HIVE team.”

In related news, HIVE took 100 percent control of its Ethereum-mining operations in Sweden to Blockbase Group DWC-LLC from Genesis Mining, pursuant to its strategic partnership with Blockbase signed in August.

“Not only has HIVE taken full control of its mining operations, but did so with no significant shutdown of equipment or facility,” Mr. Holmes explains. “We expect this new operational structure in Sweden to result in more efficient operations, a lower cost structure and greater flexibility in HIVE’s operations.”

HIVE remains the Company’s strategy for cryptocurrencies and blockchain since such an ETF has not yet been approved. Mr. Holmes serves on the board as non-executive chairman of HIVE and held shares and options at September 30, 2019. Effective August 31, 2018, Mr. Holmes was named Interim Executive Chairman of HIVE while a search for a new CEO is undertaken. Frank Holmes also serves on the board of GoldSpot as independent chairman, and he held common stock and options as of September 30, 2019.

Adequate Liquidity and Capital Resources

As of September 30, 2019, the Company had net working capital of approximately $10.7 million and a current ratio of 8.9 to 1. With approximately $2.6 million in cash and cash equivalents and $10.9 million in unrestricted securities at fair value, the Company has adequate liquidity to meet its current obligations. The Company has no borrowings or long-term liabilities except for lease obligations.

Share Repurchase Program

The Company has a share repurchase program, approved by the Board of Directors, authorizing it to annually purchase up to $2.75 million of its outstanding common shares on the open market through December 31, 2019. For the three months ended September 30, 2019, the Company repurchased 1,400 class A shares using cash of $3,000. The plan may be suspended or discontinued at any time.

GROW Continued Dividends

The Company has continued to pay monthly dividends for more than 10 years. The Board of Directors has authorized a monthly dividend of $0.0025 per share through December 2019, at which time the Board of Directors will consider continuation of the dividend.

Earnings Webcast Information

The Company has scheduled a webcast for 7:30 a.m. Central time on Friday, November 8, 2019, to discuss the Company’s key financial results for the year. Frank Holmes will be accompanied on the webcast by Lisa Callicotte, chief financial officer, and Holly Schoenfeldt, marketing and public relations manager. Click here to register for the earnings webcast or visit www.usfunds.com for more information.

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	Three months ended
	9/30/2019	9/30/2018
Operating Revenues	$904	$1,223
Operating Expenses	1,719	1,906
Operating Loss	(815)	(683)

Total Other Loss	(3,024)	(905)
Loss Before Income Taxes	(3,839)	(1,588)

Income Tax Benefit	(224)	(356)
Net Loss	(3,615)	(1,232)
Less: Net Loss Attributable to Non-Controlling Interest	(48)	(83)
Net Loss Attributable to U.S. Global Investors, Inc.	$(3,567)	$(1,149)
Loss per share (basic and diluted)	$(0.24)	$(0.08)

Avg. common shares outstanding (basic)	15,130,235	15,144,884
Avg. common shares outstanding (diluted)	15,130,235	15,144,884

Avg. assets under management (millions)	$540.8	$623.7

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds, U.S. Global ETFs and other international clients.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com. Read it carefully before investing. Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser.

Overall/65
3-Year/65
5-Year/64
10-Year/46

Morningstar ratings based on risk-adjusted return and number of funds

Category: Equity Precious Metals
Through: 9/30/2019

Morningstar Ratings are based on risk-adjusted return. The Morningstar Rating for a fund is derived from a weighted-average of the performance figures associated with its three-, five- and ten-year Morningstar Rating metrics. Past performance does not guarantee future results. For each fund with at least a three-year history, Morningstar calculates a Morningstar Rating based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund’s monthly performance (including the effects of sales charges, loads, and redemption fees), placing more emphasis on downward variations and rewarding consistent performance. The top 10% of funds in each category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars and the bottom 10% receive 1 star. (Each share class is counted as a fraction of one fund within this scale and rated separately, which may cause slight variations in the distribution percentages.)

Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentering in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors.

GOAU is distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to GOAU.

Holdings may change daily. Holdings are reported as of the most recent quarter-end. The following securities mentioned in the press release were held by one or more accounts managed by U.S. Global Investors as of 9/30/2019: Gran Colombia Gold Corp., Yamana Gold Inc.